                                                                    (EXHIBIT 99)

                         The McGraw-Hill Companies, Inc.

The following table reflects pro forma results of the Corporation in 2001, 2000 and 1999, giving effect to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as if it were adopted as of January 1, 1999: (in thousands, except earnings per share)

                                                            2001              2000*           1999
                                                          -------           --------        --------

Income before cumulative adjustment, as reported          $377,031          $471,916        $425,574
Add back: amortization expense, net of tax                  34,831            29,167          25,698
                                                          --------          --------        --------

Pro forma income before cumulative adjustment             $411,862          $501,083        $451,272
                                                          ========          ========        ========

Net income, as reported                                   $377,031          $403,794        $425,574
Add back: amortization expense, net of tax                  34,831            29,167          25,698
                                                          --------          --------        --------

Pro forma net income                                      $411,862          $432,961        $451,272
                                                          ========          ========        ========

Basic earnings per common share:
  Income before cumulative adjustment, as reported        $   1.95          $   2.43        $   2.17
  Pro forma income before cumulative adjustment           $   2.13          $   2.58        $   2.30

  Net income, as reported                                 $   1.95          $   2.08        $   2.17
  Pro forma net income                                    $   2.13          $   2.23        $   2.30

Diluted earnings per common share:
  Income before cumulative adjustment, as reported        $   1.92          $   2.41        $   2.14
  Pro forma income before cumulative adjustment           $   2.10          $   2.56        $   2.27

  Net income, as reported                                 $   1.92          $   2.06        $   2.14
  Pro forma net income                                    $   2.10          $   2.21        $   2.27


* The Corporation adopted the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as of January 1, 2000. The cumulative effect of the accounting change resulted in a charge to income of $68,122 (net of taxes of $46,688).